Brooke Corporation Announces Capital and Investment Plans

OVERLAND PARK, KS—(MARKET WIRE)—May 21, 2008 — Brooke Corporation (NasdaqGM:BXXX — News) announces its capital and investment plans.
Brooke Corporation’s operations focus on banking through Brooke Savings Bank. Brooke Corporation also holds investments in other companies, some of which it may sell or distribute to its shareholders so it can focus on banking. In addition to Brooke Savings Bank, Brooke Corporation currently owns:

— 15,952,000 shares (62%) of the common stock of Aleritas Capital Corp., formerly known as Brooke Credit Corporation (OTC BB:BRCR.OB — News), a specialty finance company,

— 6,860,000 shares (81%) of the common stock of Brooke Capital Corporation (AMEX:BCP — News), an insurance agency franchisor,

— 100% of the common stock of Brooke Brokerage Corporation, an E&S insurance broker,

— 100% of the common stock of Delta Plus Holdings, Inc. a non-standard auto insurance carrier.

As noted in previous communications, the payment of Brooke Corporation dividends and the repayment of secured debt by Brooke Corporation were expected to be funded from the sale of Aleritas common stock or other assets. In addition, the company had announced previously that it may declare a distribution of some or all of the Aleritas stock owned by Brooke Corporation. The recent decline in Aleritas stock price has prompted Brooke Corporation to delay the sale of Aleritas stock and the distribution of Aleritas stock. As a result, until such time as Aleritas stock or other assets are sold, plans for future cash or stock dividend payments by Brooke Corporation have been postponed.

Brooke Corporation is attempting to sell its interest in Brooke Brokerage Corporation during the second quarter and to sell its interest in Delta Plus Holdings later this year.

Brooke Corporation’s secured debt (parent company) includes:

— $11.5 million loan secured by 100% ownership in Brooke Bancshares (parent of Brooke Savings Bank)

— $5.8 million loan secured by 100% ownership in Delta Plus Holdings,

— $4.5 million loan secured by Aleritas common stock,

— $2.5 million loan secured by Aleritas common stock.

The consolidated total equity of Brooke Corporation, including minority shareholder interests, was approximately $81 million on March 31, 2008, as compared to consolidated total equity of approximately $67 million on March 31, 2007.

About Brooke Corporation... Brooke Corporation is listed on the NASDAQ Global Market under the symbol “BXXX.” Brooke Corporation owns 100 percent of Brooke Savings Bank, a banker agent thrift institution, 81 percent of Brooke Capital Corporation, an insurance company and insurance agency, and 62 percent of Aleritas Capital Corp., a finance company specializing in insurance lending.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the company will be able to sell its investments in other companies on acceptable terms and in a timely manner; the share price of Aleritas and Brooke Capital common stock; the availability of funding sources; changes in the law and in economic, political and regulatory environments; changes in management; the effectiveness of internal controls; and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.

Contact:

Investor Relations Contact

Linda Rothemund

Market Street Partners

Email Contact

(415) 445-3236.